Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT

THIS AMENDMENT NO. 1 to the Agreement dated June 18, 2002 by and between CRYO-CELL International, Inc. (CCEL) and Mr. Daniel D. Richard (“Richard”) (the “Agreement”) is entered into as of the 29th day of January, 2003.

RECITALS:

A. Richard and the Board of Directors of CCEL have discussed the proposed resignation of Richard from the Board of Directors of CCEL. Richard’s resignation would eliminate any perception of a conflict of interest between his role as a director of CCEL and his role as Chairman of the Board of Stem Cell Preservation Technologies, Inc. (“Stem Cell”). This removal of an apparent conflict is especially important to CCEL at a time when Richard is assuming the position of Chief Executive Officer of Stem Cell and CCEL is attempting to complete the planned distribution to CCEL’s shareholders of shares of Stem Cell (the “Distribution”), after which time Stem Cell will be a publicly held company.

B. Richard has asked the Board of CCEL to consider, in connection with his resignation, the impact of such resignation on the benefits he is entitled to receive under the Agreement. Richard has also requested that CCEL clarify Richard’s rights to receive benefits from CCEL.

Therefore, in consideration of the mutual promises and other consideration as stated herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, Richard and CCEL hereby agree as follows:

1.	Richard hereby resigns as a member of the Board of Directors of CCEL. Richard will not be considered a temporary member of the Executive Committee on a “Pro Re Nata” basis.

2.	The parties agree and acknowledge that the payments by CCEL to Richard of $200,000 per year under Section 3 of the Agreement were not intended to be, and shall not be, contingent on Richard remaining a member of the Board or providing “Pro Re Nata” services to the Board or Executive Committee. Richard shall continue to have the right to receive these payments in connection with his agreement to provide ongoing services as an Advisor to the Board under Section 2 of the Agreement.

3.	CCEL agrees to maintain Richard’s family health insurance coverage during Richard’s life, for a maximum period of ten years from the date of the Agreement. CCEL will pay the premiums for Richard’s individual coverage, and Richards will pay or reimburse CCEL for the cost of coverage of Richard’s wife and other family members.

4.	In the event that CCEL defaults on its obligations to Richard pursuant to the Agreement as amended by this Amendment No. 1 and Richard commences litigation for the purpose of collecting payments or benefits due under the Agreement as amended herein, CCEL agrees that venue shall be in Dade County, Palm Beach County or Pinellas County, Florida, at Richard’s option.

5.	Except as expressly amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, CCEL and Richard have set their hands to this Amendment No. 1 to be effective as of the date first written above.

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ Mercedes Walton

Mercedes Walton, Chairman of the Board

/s/ Daniel D. Richard

Daniel D. Richard